Exhibit 99.5

SCIENTIFIC DATA PRESENTED AT ASCO ANNUAL MEETING
EVALUATING ERBITUXTM (Cetuximab) IN HEAD AND NECK CANCER

NEW ORLEANS, June 8, 2004 – ImClone Systems Incorporated (Nasdaq: IMCL), Merck KGaA, Darmstadt, Germany (Frankfurt Stock Exchange: MRK), and Bristol-Myers Squibb Company (NYSE: BMY) today announced the findings of two Merck KGaA-sponsored studies of ERBITUX™ (Cetuximab) Injection, an IgG1 monoclonal antibody, in patients with advanced squamous cell carcinoma of the head and neck (SCCHN), as presented at the American Society of Clinical Oncology (ASCO) 40th Annual Meeting.  The studies assessed ERBITUX as a single agent in patients with platinum-refractory advanced SCCHN and in combination with platinum-based chemotherapy and 5-fluorouracil (5-FU) in patients with recurrent and/or metastatic SCCHN.  The companies plan to discuss these study findings, as well as the previously announced results of a large international Phase III study also presented today (IMCL-9815), with the Food and Drug Administration (FDA) and the European Medicines Agency (EMEA).

Abstract #5502

A multicenter phase II study conducted by Merck KGaA (EMR-016) evaluated the response rate of ERBITUX as a single agent in 103 patients with advanced recurrent and/or metastatic SCCHN not suitable for local therapy and refractory to platinum-based chemotherapy.

Data from an independent review demonstrated an overall response rate of 12.6 percent.  The disease control rate was 45.6 percent (95% CI: 35.8-55.7), which was defined as partial response (12.6%) plus stable disease (33%).  Median time to progression was 2.3 months, median survival was 5.9 months, and median duration of response was 5.9 months.

In 53 patients whose disease progressed during ERBITUX monotherapy who then received ERBITUX in combination with platinum-based chemotherapy, there were 14 patients with stable disease, 14 patients with progressive disease and 25 patients were not assessable.  Median time to progression in this group was 50 days.

The most commonly reported adverse events occurring in more than 20 percent of patients, regardless of relationship to therapy, included acne-like rash (69%; grade 3/4, 1%) and fatigue (24%; grade 3/4, 4%). Additional grade 3/4 adverse events included vomiting (2%), nausea (1%) and diarrhea (1%).  There was one treatment-related death due to infusion reaction.

Abstract #5513

A randomized phase I study conducted by Merck KGaA (EMR-008) evaluated the safety and tolerability of ERBITUX in combination with one of three doses of 5-FU and either cisplatin or carboplatin in 53 patients with recurrent and/or metastatic SCCHN.

An efficacy analysis of the pooled arms demonstrated a disease control rate of 69.8 percent (95% CI: 55.7-81.7), which was defined as complete response plus partial response plus stable disease.  The overall response rate was 35.9 percent (95% CI: 23.1-50.2).  Median time to progression was 155 days (95% CI: 127-186), and median survival was 297 days (95% CI: 242-418).

The most frequent adverse event (any grade) was skin reaction (74%, cisplatin group; 92%, carboplatin group). The most frequent grade 3/4 adverse events in the group receiving cisplatin (n=27) regardless of relationship to study medication were leucopenia (56%), asthenia (33%), nausea/vomiting (26%), mucositis (15%), anemia (15%), thrombocytopenia (11%), diarrhea (7%) and anorexia (4%).  Among patients receiving carboplatin (n=25), the most frequent grade 3/4 adverse events regardless of relationship to study medication were leucopenia (20%), thrombocytopenia (20%), asthenia (16%), mucositis (12%), anemia (8%), acne-like reaction (4%) and skin reaction (4%).

ERBITUXTM (Cetuximab) Approved Indication

ERBITUX is approved by the FDA for use in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy.  The effectiveness of ERBITUX for the treatment of colorectal cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

Outside the U.S., Merck KGaA, Darmstadt, Germany, gained approval for use of ERBITUX in combination with irinotecan in patients with EGFR-expressing metastatic colorectal cancer who have failed prior irinotecan therapy in Switzerland in December 2003, with EU approval expected in June 2004.

In May 2004, Merck KGaA also received approval for ERBITUX in Argentina and Mexico for use in combination with irinotecan or as a single agent in patients with EGFR-expressing metastatic colorectal cancer after failure of irinotecan-including cytotoxic therapy.

ERBITUX Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred (3%) with the administration of ERBITUX.  Most reactions (90%) are associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (12% grade 3-4), skin drying and fissuring, and inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) were reported.  Sun exposure may exacerbate these effects.

Other serious adverse events associated with ERBITUX in clinical trials were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving monotherapy) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0% with monotherapy).

Additional common adverse events seen in patients receiving ERBITUX plus irinotecan (n=354) or ERBITUX monotherapy (n=279) were acneform rash (88%/90%), asthenia/malaise (73%/49%), diarrhea (72%/28%), nausea (55%/29%), abdominal pain (45%/25%), vomiting (41%/25%), fever (34%/33%) and constipation (30%/28%).

Full prescribing information is available upon request, or at www.ERBITUX.com.

Background Information

ERBITUX binds specifically to epidermal growth factor receptor (EGFR, HER1, c-ErbB-1) on both normal and tumor cells, and competitively inhibits the binding of epidermal growth factor (EGF) and other ligands, such as transforming growth factor-alpha.  The EGFR is constitutively expressed in many normal epithelial tissues, including the skin and hair follicle.  Over-expression of EGFR is also detected in many human cancers including those of the colon and rectum.

According to the American Cancer Society, approximately 40,000 Americans will be diagnosed with oral, head and neck cancer this year, including cancers of the tongue, mouth, pharynx, and larynx.  More than 11,000 will die from the disease in 2004.  Approximately 70,000 new cases are diagnosed annually in Europe, with more than 25,000 deaths each year.  Treatment for head and neck cancer may include surgery, radiation therapy and chemotherapy or some combination of these.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies designed to extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today. Hundreds of scientists at Bristol-Myers Squibb’s Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding product development.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed.  Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2003 and in our Quarterly Reports on Form 10-Q.  Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, is a global pharmaceutical and chemical company with sales of EUR 7.2 billion in 2003, a history that began in 1668, and a future shaped by 28,300 employees in 56 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds a 74 percent interest and free shareholders own the remaining 26 percent. The former U.S. subsidiary, Merck & Co., has been completely independent of the Merck Group since 1917.

Merck KGaA, Darmstadt, Germany, licensed the right to market ERBITUX outside the U.S. and Canada from ImClone Systems Incorporated of New York in 1998.  In Japan, Merck KGaA has co-exclusive marketing rights with ImClone Systems.

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Notes to editors:

Data from EMR-008 (Abstract 5513) were presented Sunday, June 6, 1:00 PM CDT during a poster discussion session on head and neck cancer.

Data from EMR-016 (Abstract 5502) were presented Tuesday, June 8, 10:45 AM CDT during an oral presentation session on head and neck cancer.

Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Tracy Furey Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-3208 Tracy.Furey@bms.com	Susan Walser Investor Relations Bristol-Myers Squibb Tel: (212) 546-4631 Susan.walser@bms.com
or
David Pitts Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 David.Pitts@imclone.com	Kathy Baum Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-4227 Kathy.Baum@bms.com	John Elicker Investor Relations Bristol-Myers Squibb Tel: (212) 546-3775 john.elicker@bms.com
or
Stefania Bethlen Corporate Communications/IR ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com	Phyllis Carter Corporate Media Relations Merck KGaA Tel.: +49 6151 72 7144 Phyllis.Carter@merck.de